Exhibit 10.4

RPA

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “ Agreement ”), dated as of April 25, 2020, is made by and among Endexx Corporation and it’s division, CBD Unlimited, Inc., under the laws of Nevada at 38246 N. Hazelwood Circle., Cave Creek (“ CBDU ”), RPAPIOncB.-oaxka2(R26P0A1)oLwonueidsbvyilSlteep,heKnYH4e0rr2o5n2and Ronald Cotting (Retail Pro Associates                 ). (“RPA”), at                                                   , are the only “interested parties”.

W I T N E S S E T H:

WHEREAS, the “Shareholder(s)s” owns beneficially and of record all of the issued and outstanding shares of the capital stock of “RPA” (the “Shares”) in the amounts specified opposite the “Shareholder(s)s” names on Exhibit A hereto; and

WHEREAS, the “Shareholder(s)” desires to sell, and “CBDU” desires to purchase, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agrees as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. The Shareholder(s) agree to sell to , and agrees to purchase from the “Shareholder(s)”, all of the right, title and interest of the Shareholder(s) in and to the Shares at the Closing (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement. The Shareholder(s) waive or agree to procure the waiver of any rights or restrictions conferred upon them or any other person which may exist in relation to the Shares under the organizational documents of “RPA” or otherwise.

1.2 Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Shares shall be a total of four million restricted unregistered common shares consisting of:

(i) Four million shares for “RPA” payable after the Closing within 10 business days or per the Transfer Agents normal processing time.

(ii) such number of unregistered shares of the common stock, par value $0.0001 per share, of CBD Unlimited (the “ CBD Unlimited, Inc. aka Endexx Treasury Stock ”) (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs). The number of shares of CBD Unlimited, Inc. aka Endexx Stock issued to each respective Shareholder(s) shall be the Total Stock Value for each Shareholder(s) as set forth on Exhibit A hereto divided by the Stock Value per Share.

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(b) Intentionally left blank.

(c) All stock payments hereunder shall be made by the Transfer Agent (American Stock Transfer) on behalf of CBD Unlimited, Inc. a/k/a Endexx Corporation.

1.3 Closing; Conditions.

(a) The sale and transfer of the Shares by the Shareholder(s) to contemplated hereby (the “ Closing ”) shall be effected by the execution and delivery of documents as hereinafter set forth, by such combination of facsimile, electronic mail and original documents as the parties may mutually determine, on the third (3rd) business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated at such time as and the Shareholder(s) may mutually determine (the date on which the

Closing shall take place being referred to herein as the “ Closing Date ”).

1.4 Closing Deliveries.

(a) At the Closing, the Shareholder(s) shall:

(i) deliver a certificate, dated the Closing Date and executed by the Secretary of “RPA”,

(ii) assign and transfer to all of the Shareholder(s) rights, title and interest in and to the Shares by delivering to all stock certificates representing the Shares, duly endorsed in blank or accompanied by duly executed assignment document(s);

(iii) deliver confirmations addressed to , in form and content satisfactory to , that all of the directors and the Shareholder(s)s(and their affiliates) of “RPA” have paid in full all of their indebtedness (if any) owed to “RPA” whether or not such sums are due for repayment;

(iv) deliver an opinion of United States counsel or key decision makers to “RPA” and the “Shareholder(s)s”, dated the Closing Date, in form and substance reasonably satisfactory to;

(v) cause “RPA” to deliver to the seals, organizational documents and statutory books, share certificate books, check books and financial records of “RPA”;

(vi) to the extent not in the possession of “RPA”, deliver all books of account as to customers, licensees, distributors, suppliers and insurance policies in any way relating to or concerning the business of “RPA”; and

(b) At the Closing, shall deliver the following:

(i) the Purchase Price, including the corporate resolution for the issuance of stock certificates representing the shares of Endexx Corporation a/k/a CBD Unlimited, Inc. common stock(Stock Symbol: EDXC) issuable to each Shareholder(s) as provided in Section 1.2(a);

(ii) all necessary approvals and consents required for the consummation of the transactions contemplated hereby;

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1.5 Assurances.

(a) As of the date of this Agreement through the Closing, “RPA” will afford the other party and its counsel and accountants reasonable access to such first party’s books, records and properties upon reasonable notice during normal business hours and the right to make copies and extracts therefrom, at the sole expense of the requesting party, to the extent that such access may be reasonably required by the requesting party in connection with the performance of such party’s due diligence investigation; provided , however , that (i) such right of access shall be exercised in a way that does not unreasonably interfere with the business or operations of “RPA”, and (ii) shall only speak with the employees, suppliers, licensors and customers of “RPA” in connection with its due diligence investigation with the prior written consent of the “Shareholder(s)” Representative.

(b) Except as otherwise provided herein or required in connection with the consummation of the transactions contemplated hereby, from the date of this Agreement until the earlier of (i) the Closing, (ii) the termination of the transactions contemplated hereby in writing by and the Shareholder(s) pursuant to the terms of this Agreement, or (iii) April 30th, 2020, the Shareholder(s) will cause “RPA” to conduct its business in the ordinary course, including, without limitation, refraining from paying bonuses or providing increases in salary to anyone outside the ordinary course of business and, except in connection with the payment of tax obligations of the Shareholder(s) arising from or in connection with the income or operations of “RPA”, paying dividends or making any other form of distribution on the capital of “RPA” without the prior written consent of .

(c) Following the Closing, “RPA” party will afford CBD Unlimited, Inc. aka Endexx, its counsel and its accountants, during normal business hours, reasonable access to the books and records with respect to periods prior to the Closing and the right to make copies and extracts therefrom, at the sole expense of the requesting party, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, or (iv) any actual or threatened action or proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books and records unless such party shall first offer in writing to surrender such books and records to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

(d) At any time or from time to time after the Closing, the Shareholder(s) shall execute and deliver to such other documents and instruments, provide such materials and information and take such other actions, in each case as may reasonably request and as shall be necessary to more effectively vest title to the Shares in and, to the full extent permitted by law, put in actual possession and operating control of “RPA” and its assets and properties and books and records.

1.6 Termination.

(a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(i) at any time before the Closing, by mutual written agreement of the Shareholder(s) and ;

(ii) at any time before the Closing, by the Shareholder(s) or , (A) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) business days following notification thereof by the terminating party or (B) upon notification of the non- terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

(iii) at any time after May 20, 2020 by the Shareholder(s) or upon notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

(b) If this Agreement is validly terminated pursuant to Section 1.6(a), then this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of “RPA”, the Shareholder(s) or (or any of their respective officers, directors, employees, agents or other representatives), except that (i) upon termination of this Agreement

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE Shareholder(s) AND “RPA”

“RPA” represents and warrants to as follows:

2.1 Corporate Existence and Qualification. “RPA” is a Domestic Business Corporation duly incorporated and validly existing under the laws of the State of Kentucky, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. “RPA” is duly qualified, licensed or admitted to do business as a foreign corporation in all legal jurisdictions, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of any such failure by “RPA” to be qualified, licensed or admitted can be eliminated without material cost or expense by “RPA” in becoming qualified, licensed or admitted.

2.2 Capital Stock.

(a) The authorized share capital and/or ownership interest of “RPA” consists solely of

Shareholder(s)

(b) The Shares comprise all issued capital stock of “RPA” as of Closing. The Shares have been issued in compliance with all applicable federal and state securities laws.

(c) As of Closing, the Shares will be duly authorized, validly issued, outstanding, fully paid and non-assessable. At Closing, the Shareholder(s) will own the Shares, beneficially and of record, free and clear of all encumbrances. There are no outstanding options with respect to or other rights to acquire any shares of “RPA” or commitments obligating “RPA” to issue or transfer from treasury any shares of its capital stock of any class or to make any payments in amounts determined by reference to the value of “RPA”s stock. The delivery of a corporate resolution certifying that at the Closing representing the Shares in the manner provided in Section 1.4(a), and the payment of the Purchase Price by therefor, will transfer to good and valid title to the Shares, free and clear of all encumbrances.

(d) “RPA” does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability “RPA”, business trust or other entity.

2.3 Authorization. The Shareholder(s) and “RPA” have full power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby, this Agreement having been authorized by the Board of Directors of “RPA”. This Agreement and the representations and obligations contemplated thereby are valid and binding representations and obligations of the Shareholder(s) and “RPA” enforceable against each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

2.4 Governmental Approvals and Filings. To the knowledge of the “Shareholder(s)”, no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Shareholder(s) or “RPA” is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any consent or approval or to give any notice or make any filing would not have a material adverse effect on the business or condition of “RPA”.

2.5 Books and Records. The minute books and other similar records of “RPA” as made available to prior to the execution of this Agreement and through Closing contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of “RPA”. The stock transfer ledgers and other similar records of “RPA” as made available to accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of “RPA”. “RPA” does not have any of its books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of “RPA”.

2.6 Financial Statements.

(a) “RPA”s internal unaudited balance sheet and statement of operations for the fiscal year ended December 31, 2019 and Months ending (April 30, 2020) (collectively, the “ Financial Statements ”).

(b) Each of the Financial Statements (including the related notes and schedules) fairly present, in all material respects, the financial position of “RPA” as of the dates set forth in those Financial Statements, in each case in conformity with United States Generally Accepted Accounting Principles (“ GAAP ”); provided , however , that the Financial Statements as of the Financial Statement Date are subject to normal year-end adjustments and related notes and disclosures.

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2.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheets included in the Financial Statements or in the notes thereto, as of the Closing Date “RPA” has no liabilities other than liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which would not have a material adverse effect on the business or condition of “RPA”.

2.8 Leases. Section 2.12 of the Disclosure Letter contains an accurate and complete list of all leases pursuant to which “RPA” leases any real property and any material personal property. To the knowledge of the “Shareholder(s)”, (i) all such leases are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) there are no existing material defaults by “RPA” or the other party thereunder; and (iii) no material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default thereunder. All lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement. To the knowledge of the “Shareholder(s)”, all leased property and improvements are free of any material defects.

2.9 Bank Accounts. Section 2.13 of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which “RPA” maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto.

2.10 Legal Proceedings.

(a) There are no actions or proceedings pending or, to the knowledge of the “Shareholder(s)”, threatened against, relating to or affecting the Shareholder(s) or “RPA” or any of their respective assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and, to the knowledge of the “Shareholder(s)”, there are no facts or circumstances that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to the foregoing.

(b) There are no actions or proceedings pending or, to the knowledge of the “Shareholder(s)”, threatened against, relating to or affecting “RPA” or any of its respective assets and properties which if determined adversely to the Shareholder(s) or “RPA”, could reasonably be expected to result in an injunction or other equitable relief against the Shareholder(s) or “RPA” that would interfere in any material respect with “RPA”s business or operations.

(c) A Letter sets forth each instance in which “RPA” (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the knowledge of the “Shareholder(s)”, is threatened to be made a party to, any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or non-U.S. jurisdiction or before any arbitrator.

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2.11 Taxes.

(a) All material information notices, computations and returns which are required to have been submitted have been submitted by or on behalf of “RPA” to the Internal Revenue Service or other taxation authority (as appropriate) and all information notices, computations and tax returns submitted are accurate in all material respects and are not at the date hereof the subject of any material dispute, and the Shareholder(s) are unaware of any circumstances likely to give rise to any such material dispute.

(b) “RPA” has established on its books and records reserves adequate to pay all taxes not yet due and payable.

(c) There are no tax liens upon the assets of “RPA”, other than liens for current taxes or governmental assessments not yet due and payable.

(d) “RPA” has not requested (and no request has been made on “RPA”s behalf) any extension of time within which to file any tax return.

(e) (i) “RPA” has not entered into any agreements with any taxation authority extending the statute of limitations for the assessment of taxes; (ii) there have been no audits and there are no ongoing audits or administrative proceedings with respect to any taxes of “RPA”; and (iii) to the knowledge of the “Shareholder(s)”, no deficiency for any taxes has been suggested, proposed, asserted or assessed against “RPA”.

(f) No audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of “RPA”.

(g) “RPA” has not received any written ruling of a taxation authority relating to taxes or entered into any written and legally binding agreement with any taxation authority relating to taxes.

(h) “RPA” has made available to complete and accurate copies of all tax returns filed by or on behalf of “RPA” for all taxable periods ending on or after December 31, 2019.

(i) “RPA” is not a party, or subject to, or bound by, any agreements relating to the allocation or sharing of taxes.

2.12 Benefit Plans. As set forth, there is not in existence, and no proposal has been announced to establish, any material retirement, health, death or disability benefit scheme for officers or employees or material obligation to or in respect of present or former officers or employees or the dependents of any such person with regard to retirement, health, death or disability pursuant to which “RPA” is or may become liable to make payments, and no material pension or retirement or sickness gratuity or payment or benefit in connection with loss of office or employment is currently being paid or has been promised by “RPA” to or in respect of any former officer or former employee or a dependant of any such person. Each of the foregoing has been administered in material compliance with its requirements and applicable requirements of the Internal Revenue Code of 1986, as amended (the “ Code ”), and the Employee Retirement Income Security Act of 1974, as amended. There is no litigation and there are no proceedings before the U.S. Department of Labor or before any other commission or administrative or regulatory authority pending against “RPA” relating to claim for benefits under any of the foregoing and, to the knowledge of the “Shareholder(s)”, no such claim has been threatened.

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2.13 Customers and Suppliers. As set forth for the twelve-month period ended April 30, 2020: (a) a list of the amounts collected from all customers to date of “RPA” by revenue and the type of agreements with such customers; and (b) a list of the amounts paid to all suppliers of “RPA” for purchases from such suppliers. As of the date of this Agreement, there has been no material adverse change in the business relationship of “RPA” with any of the customers or since the Financial Statement Date; provided , however , that acknowledges and agrees that the Shareholder(s) are making no representation or warranty in this Section 2.12 or otherwise regarding future revenues with respect to any of the foregoing customers or any other customer or regarding the renewal of any existing customer contracts.

2.14 Permits and Other Operating Rights. “RPA” possesses all material permits and other authorizations from third persons, including, without limitation, federal, foreign, state and local governmental or regulatory authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit “RPA” to operate its business in the manner in which it presently is being conducted (collectively, “ Permits ”). All of such Permits are in full force and effect and “RPA” has not committed any material violation of any Permit which has not been cured, except where the lapse thereof or the occurrence and continuation of such violation would not have a material adverse effect on the business or condition of “RPA”.

2.15 Compliance Within Law. “RPA” is in material compliance with all laws and judicial and governmental orders applicable to it and its properties and assets, except where the failure to comply would not have a material adverse effect on the business or condition of “RPA”. “RPA” has not received any notification that it is in violation of any such laws or orders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ENDEXX

represents and warrants to the Shareholder(s) as follows:

3.1 Corporate Existence and Qualification. is a corporation, duly incorporated and validly existing under the laws of the State of Nevada and has full corporate power and authority to carry on its business as and to the extent now conducted and to own, lease and operate its properties and assets. is duly qualified, licensed or admitted to do business, and has properly registered as such, in any states in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of any such failure by to be qualified, licensed or admitted can be eliminated without material cost or expense by in becoming qualified, licensed or admitted.

3.2 Capital Stock.

(a) The authorized share capital of consists of (i) Preferred stock, $0.001 par value, 10,000,000 shares authorized, (ii) Common stock, $0.0001 par value, 1,000,000,000 shares authorized, with approximately 382,000,000 of which are issued and outstanding,

(b) All of the issued and outstanding shares of capital stock of are, and all of the shares of CBD Unlimited, Inc. Stock issuable to the “Shareholder(s)”, when issued in accordance with this Agreement, will be, duly authorized, validly issued, outstanding, fully paid and non-assessable and issued in compliance with all applicable federal and state securities laws. The delivery of certificates at the Closing representing such shares of Endexx a/k/a CBD Unlimited, Inc. Stock issuable to the Shareholder(s) will transfer to the Shareholder(s) good and valid title to such shares, free and clear of all encumbrances.

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(c) None of the outstanding shares of capital stock of has been, and none of the shares of CBD Unlimited, Inc. Stock to be issued to the Shareholder(s) under this Agreement will be, issued in violation of any preemptive rights of the current or past stockholders of.

3.3 Authorization. The execution and delivery of this Agreement and the “RPA” Employment Agreements, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors of. This Agreement and “RPA” have been duly and validly executed and delivered by and constitute legal, valid and binding obligations of enforceable against in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.

3.4 No Violation. The execution and delivery of this Agreement and the performance by of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provi- sions of the organizational documents of;

(b) to the knowledge of, conflict with or result in a violation or breach of any term or provision of any material law or order applicable to or any of its assets and properties; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any encumbrance upon or any of its assets or properties under, any material contract or license to which is a party or by which any of its assets and properties is bound.

3.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

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ARTICLE IV

ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Press Releases. The Shareholder(s) and covenant and agree that prior to the Closing, may issue a press release or other public announcement or public disclosure related to this Agreement and the transactions contemplated hereby, the text of which shall be reasonably satisfactory to “RPA” and the “Shareholder(s)”.

4.2 Employment of the “Shareholder(s)”; Non-Compete specific to the CBD INDUSTRY ONLY.

(a) In furtherance of the foregoing, “RPA” shall enter into an “RPA” Employment Agreements at the Closing.

(b) Subject to the occurrence of the Closing, each Shareholder(s) undertakes to that such Shareholder(s) will not, for a period terminating on the later of (i) one (1) year from the date of termination of such Shareholder(s)’s employment with “RPA” or , or (ii) two (2) years from the Closing Date, as the case may be, without the prior written consent of , directly or indirectly, whether alone or in conjunction with, or on behalf of any other business, concern or person and whether as a principal, Shareholder(s), director, employee, agent, consultant, partner or otherwise:

(i) solicit or cause to be solicited any person or entity who was a customer of “RPA” or , or a prospective customer which had actively pursued with Shareholder(s)’s actual knowledge, to supply goods and/or services which are competitive with those supplied by “RPA” or ;

(ii) contract with any person or entity who was a customer of “RPA” or for the purpose of supplying goods and/or services which are competitive with those supplied by “RPA” or;

(iii) solicit or entice away any supplier of goods and/or services to “RPA” or if such solicitation or enticement causes or could reasonably be expected by such Shareholder(s) to cause such supplier to cease supplying, materially reduce its supply of, or materially alter the terms upon which it is supplying, those goods and/or services to “RPA” or ;

(iv) work for or be engaged by or (save as the holder of shares or other securities in any “RPA” which is quoted, listed or otherwise dealt with on a recognized stock exchange or other securities market and which confers not more than 5% of the votes which could be cast at a general meeting of “RPA” concerned) have an interest in any trade or business which directly competes with any trade or business carried on by “RPA” as it is being conducted at the time of such Shareholder(s)’s departure or by ;

(v) solicit or entice away from “RPA” or any employee of “RPA” or employed in a senior or key managerial, supervisory, technical, sales, marketing or administrative post;

(vi) use in connection with any trade or business any name which includes the name of or “RPA” or any colorable imitation of them; or

(vii) knowingly attempt to assist any other person in doing any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, each Shareholder(s)’s obligations under this Section 4.2(b) with respect to the business (including, without limitation, customers, prospective customers as referred to in Section 4.2(b)(i) and suppliers) of shall be determined based upon’s business (i) as it is being conducted as of the Closing Date and (ii) as it is being conducted after the Closing Date to the extent conducted in conjunction with or through “RPA”.

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(c) and the Shareholder(s) agrees that each of the undertakings set out in Section 4.2(b) are separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint on trade, the remaining undertakings or remaining part of the undertaking shall continue in full force and effect and shall bind the “Shareholder(s)”.

4.3 Repayment of Existing Credit Lines. shall repay in full and terminate the Credit Line as of the Closing Date and, in connection therewith, obtain releases from the lender thereunder of all collateral and personal guarantees of the Shareholder(s) securing the Credit Line in a timely manner. The Shareholder(s) shall execute such instruments, provide such materials and information and take such other actions as may reasonably request to assist in the termination of the Credit Line and the procurement of releases from the lender. shall not incur any liability to the Shareholder(s) solely by reason of the lender’s inaction or failure to provide releases in a timely manner.

4.4 Adoption of Bonus Plan. See addendum

4.5 Furnishing of Information. As long as any Shareholder(s) owns any shares of CBD Unlimited, Inc. aka Endexx Stock issuable to the Shareholder(s) hereunder, covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”); provided , however , that if is not required to file reports pursuant to the Exchange Act, then it will prepare and furnish to the Shareholder(s) and make publicly available in accordance with Rule 144(c) under the Securities Act such information as is required for the Shareholder(s) to sell such shares of CBD Unlimited, Inc. aka Endexx Stock under Rule 144. further covenants that it will take such further action as any Shareholder(s) may reasonably request, to the extent required from time to time to enable such Shareholder(s) to sell such shares of CBD Unlimited, Inc. aka Endexx Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

4.6 Legend on Certificates. The Shareholder(s) acknowledge that each certificate representing the shares of CBD Unlimited, Inc. aka Endexx Stock issuable to the Shareholder(s) hereunder shall be imprinted with a legend in the following form until such time as all restrictions on the disposition of such securities have lapsed or are terminated:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, OR ANY FOREIGN SECURITIES LAWS, AND, ACCORDINGLY, SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL, STATE, AND FOREIGN SECURITIES LAWS OR APPLICABLE EXCEPTIONS THEREFROM.”

4.7 Preparation of Financial Statements. “RPA” and the Company shall use commercially reasonable efforts to cause “RPA” independent public accounting firm to complete all financial statements, at the expense of “RPA”.

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ARTICLE V

TAX MATTERS

5.1 Transfer Taxes. In the case of the transfer of the Shares to, the Shareholder(s) shall pay all stock transfer taxes arising out of or in connection with the transactions affected pursuant to this Agreement, and shall indemnify, defend, and hold harmless and “RPA” with respect to same. The Shareholder(s) shall timely file all necessary documentation and tax returns applicable to the Shareholder(s) with respect to such transfer taxes.

5.2 Tax Matters.

(a) “RPA” and the Shareholder(s) covenant and agree that they shall take all steps necessary to employ the so-called “closing of the books” method to report and pay taxes with respect to the taxable income of “RPA” for 2018/2019 in a manner consistent with Section 1362(e)(3) of the Code so the taxable income or loss of “RPA” will be reported to each taxing authority as if “RPA”s taxable year consisted of two separate taxable years, the first of which will end at the close of business on the day immediately preceding the Closing Date and the second of which will begin on the Closing Date and will end with the taxable year of .

(b) The Shareholder(s) shall be responsible for preparing all tax returns required to be filed by “RPA” (or by the Shareholder(s) on its behalf) with respect to periods that end on or before the Closing Date. The Shareholder(s) shall provide with copies of any such tax returns no later than fifteen (15) days prior to such filing and shall provide with any reasonable supporting information requested by CBDU.

(c) After the Closing Date, each of , on the one hand, and the “Shareholder(s)”, on the other, shall (i) provide, or cause to be provided, to each other’s respective officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return or any audit of “RPA” in respect of which “RPA” or the “Shareholder(s)”, as the case may be, is responsible and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such tax returns or audits. The assistance provided for in this Section 6.2(c) shall include each of and the Shareholder(s)(x) making their agents and employees and the agents and employees of their respective affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such tax returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such tax returns or audits, including, without limitation, records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

(d) Each of and the Shareholder(s) shall promptly inform the other of, keep the other regularly apprised of the progress with respect to, and notify the other in writing not later than fifteen (15) days after the receipt of, any notice of any audit in respect of any tax return for which it was responsible which could reasonably be expected to affect the tax liability of such other party for any taxable year.

CBD Unlimited, Inc.	38246 N. Hazelwood, Cave Creek, AZ. 85331	Page 11

5.3 Notices. All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by facsimile (which is confirmed), overnight courier service or hand or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

to the Shareholder(s) at:

to at:

CBD Unlimited, Inc. aka Endexx Corporation

Attn: Todd Davis

PO Box 4317

Cave Creek, AZ. 85331

with a copy to:

Gary Blum

Law Offices of Gary L. Blum

3278 Wilshire Blvd, Suite 603

Los Angeles, Ca. 90010

P: 213-381-7450

F: 213-384-1035

Email: gblum@gblumlaw.com

www.gblumlaw.com

Notice of change of address shall be effective only when notice thereof is given in accordance with this Section 5.3. All notices complying with this Section 5.3 shall be deemed to have been received on the date of delivery or confirmed facsimile or on the third business day after mailing.

5.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns. may assign any of its rights or obligations under this Agreement to an affiliate or subsidiary of, but no such assignment shall in any manner relieve of any of its obligations under this Agreement. Neither any Shareholder(s) nor “RPA” may assign any of his or its rights or obligations under this Agreement without the prior written consent of.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, and without reference to any Arizona conflict of laws rule that would result in the application of the laws of a State other than Arizona. The parties hereto irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Arizona for the purpose of hearing and determining any dispute arising out of this Agreement.

5.6 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7 Headings. The headings of the Sections and Articles of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

5.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.9 Entire Agreement. This Agreement shall be the final expression of the parties’ agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.

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CBD Unlimited, Inc.	38246 N. Hazelwood, Cave Creek, AZ. 85331	Page 12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CBD Unlimited, Inc. aka Endexx Corporation

By:	/s/ Todd Davis
Name:	Todd Davis
Title:	Chief Executive Officer & Chairman of the Board

Stephen Herron, Sr.

/s/ Stephen Herron, Sr.

And

Ronald Cotting

/s/ Ronald Cotting
“RPA” Retail Pro Associates

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CBD Unlimited, Inc.	38246 N. Hazelwood, Cave Creek, AZ. 85331	Page 13

Addendum: Scope, Milestones, Bonuses

Scope of Work:

1.	Successfully Develop and Launch Pet and Equine Division for CBD Unlimited.
*Pet and Equine will be our day 1 priority. Become Sales Lead for Pet, Equine.
2.	Assist with the human division, most notably with the Southern Glazers partnership. Drive value with leading the sales efforts, training and riding with Southern Glazers reps. Target 15-20% of independents in the first year associated with SGWS.
3.	Assist with Strategy, Operations & Manufacturing, and Special Projects (i.e. finding a suitable partner for the water-soluble technology)

TERMS: *Acquisition Price for Retail Pro Associates - 4 Million Shares

*Salary $75,000 annually Ronald Cotting	75,000
*Salary $75,000 annually Stephen Herron	75,000

*10% commission on all direct sales for team	100,000/1mil

*5% commission trailer after 1st year on direct sales for team	50,000/2-5 yr.

*2% commission trailer with sales groups under management	20,000/over/mil

Milestones/Bonuses - Year 1

1.	*1,000 Pet & Equine Only Stores within first year

20,000$ stock bonus at 1000 store count first year

2.	*10,000 Total Stores (incremental lift) if we assist with leading sales efforts for Southern Glazers Partnership

TBD: to be agreed upon mutually

3.	*Pet & Equine Only - $1M

50k$ stock bonus price on date of meeting threshhold

4.	*Total Incremental Income - $5M

4%, 200k, stock bonus

5.	Nurture and develop an Incubation Partner for the Water Soluble Technology

TBD: to be agreed upon mutually

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